Exhibit 99.1
News Release
	Contacts:	Carl A. Luna, SVP and CFO Copano Energy, L.L.C. 713-621-9547 Jack Lascar / jlascar@drg-l.com Anne Pearson / apearson@drg-l.com DRG&L/ 713-529-6600

FOR IMMEDIATE RELEASE

COPANO ENERGY ANNOUNCES SECOND 400,000 MCF PER DAY
 PROCESSING EXPANSION AT ITS HOUSTON CENTRAL COMPLEX

ENTERS INTO NEW LONG-TERM CONTRACT WITH A MAJOR EAGLE FORD PRODUCER

HOUSTON – May 10, 2012 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today plans to add an additional 400,000 Mcf per day of cryogenic processing capacity at its Houston Central complex, located in Colorado County, Texas, in response to continuing producer demand in the liquids rich Eagle Ford Shale play. The expansion project will bring Copano’s total high-efficiency cryogenic processing capacity at its Houston Central complex to 1.0 Bcf per day.  Anticipated capital spending for the expansion and associated facilities is estimated to be approximately $190 million, with an expected in-service date in mid-2014.  Copano also announced execution of a new long-term fee-based gathering and processing agreement with a major Eagle Ford producer, which combined with previously announced producer commitments, will support the expansion.  Copano has previously announced plans for an initial 400,000 Mcf per day cryogenic processing expansion at Houston Central, which is expected to be in service in the first quarter of 2013.
    “This second cryogenic expansion project reaffirms our commitment to being a leading midstream service provider in the Eagle Ford shale,” said R. Bruce Northcutt, President and Chief Executive Officer of Copano Energy. “While we expect to invest capital for this project at a 5-times multiple or better, our producers and customers will also benefit from the expansion through enhanced performance and improved recovery of natural gas liquids.”

About Copano Energy, L.L.C.
Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana. For more information, please visit www.copano.com.

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This press release includes “forward-looking statements,” as defined by the Securities and Exchange Commission. Statements that address activities or events that Copano believes will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about future producer activity and Copano’s total distributable cash flow and distribution coverage. These statements are based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors management believes are reasonable. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the following risks and uncertainties, many of which are beyond Copano’s control: price volatility and market demand for natural gas and natural gas liquids; Copano’s ability to continue to obtain new sources of natural gas supply and retain its key customers; the impact on volumes, and resulting cash flow, of technological, economic and other uncertainties inherent in estimating future production, producers’ ability to drill and successfully complete and attach new natural gas supplies, the availability of downstream transportation systems and other facilities for natural gas and NGLs; mechanical failures and other operational risks affecting the performance of Copano’s processing plants and other facilities; higher construction costs or project delays due to inflation, limited availability of required resources or the effects of environmental, legal or other uncertainties; general economic conditions; the effects of government regulations and policies; and other financial, operational and legal risks and uncertainties detailed from time to time in Copano’s filings with the Securities and Exchange Commission.

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